Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-256825 on Form S-3 and Registration Statement Nos. 333-191473 and 333-238078 on Form S-8 of our reports dated March 9, 2026, relating to the financial statements of American Coastal Insurance Corporation and Subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

March 9, 2026